EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq:UTMD) reports that for the third calendar quarter (3Q) of 2006 compared to 3Q 2005, consolidated sales were the same, gross profits were down 1%, operating profits were up 34%, net income was up 12%, and earnings per share (eps) were up 14%.

In the 3Q 2006, UTMD achieved the following profit margins:
Gross Profit Margin (gross profits/ sales):	56.7%
Operating Profit Margin (operating profits/ sales):	39.1%
Net Profit Margin (profit after taxes/ sales):	28.6%

Comparing 3Q 2006 sales to 3Q 2005 sales in product categories, gynecology/ electrosurgery product sales were up 16%, blood pressure monitoring/ components sales were the same, neonatal product sales were down 2%, and obstetrics product sales were down 8%. Domestic sales in 3Q 2006 were down 3% while international sales were up 12%, compared to the same quarter last year. Although trade shipments from UTMD Ireland were up 9% in EURO terms, they were up 14% in U.S. Dollar terms because of a weaker U.S. Dollar.

UTMD’s gross profit margin in 3Q 2006 was only 56.7% compared to 57.3% in 3Q 2005, primarily because the current quarter’s sales increases were provided by international shipments at lower than average prices offsetting decreases in domestic sales. Even with a lower gross profit margin on the same sales volume, 3Q 2006 operating profits grew dramatically because operating expenses declined to 17.6% of sales compared to 28.2% of sales in 3Q 2005. Litigation expenses, which are part of G&A expenses, were $710,000 lower than in 3Q 2005. The lower litigation expenses were partly offset by $32,700 in additional (noncash) G&A expenses for estimated option expense according to valuations established by the Black-Scholes model, which were not part of 3Q 2005 expenses. In year-to-date 2006 (9M) operating expenses, the impact of expensing options which did not occur in 2005 was $108,400.

Net income was also up substantially because, in addition to the increase in operating profits, the Company benefited from non-operating income of $267,600 during 3Q 2006 compared to $203,000 in 3Q 2005. Virtually all of UTMD’s excess cash is now invested in short term money market instruments, currently yielding about 5.0%. Partially offsetting the higher non-operating income from investments, the Company’s consolidated provision for income taxes in 3Q 2006 was 33.3% of pretax profits compared to only 20.2% in 3Q 2005. In 2005, UTMD benefited from The American Jobs Creation Act of 2004 which allowed a tax deduction on foreign earnings repatriated in 2005.

All primary income statement measures of financial performance for the first nine months (9M) of 2006 increased compared to 2005, according to the following table:
Sales	+ 3%
Gross Profits	+ 2%
Operating Profits	+ 13%
Earnings before Taxes (EBT)	+ 19%
Net Income	+ 8%
Earnings per Share (EPS)	+ 13%

Eps for the most recent 4 calendar quarters were $1.97.

According to CEO Kevin Cornwell, “Although sales in 3Q 2006 were lower than our expectations, we are optimistic that sales will increase in 4Q. Based on an excellent overall operating performance during the first nine months of the year, it appears highly likely that UTMD will achieve its goal of $2.00 eps in 2006.”

Financial ratios as of September 30, 2006 which may be of interest to shareholders follow:
1)  Current Ratio = 8.6
2)  Days in Receivables (based on 3Q sales activity) = 47
3)  Average Inventory Turns (based on 3Q CGS) = 3.7
4)  Year-to-Date ROE = 16% (after dividends)

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 91,800 in 3Q 2006 compared to 221,600 in 3Q 2005, and 102,000 in 9M 2006 compared to 223,800 in 9M 2005. The actual number of outstanding shares at the end of 3Q 2006 was 3,933,900 which included 3Q employee option exercises of 16,000 shares and 3Q share repurchases of 7,100 shares. The average price paid by the Company to repurchase shares in the open market during 3Q 2006 was $29.93 including commissions. Year-to-date purchases through 9M 2006 have been 58,800 shares at an average per share cost of $30.69. The total number of outstanding unexercised options at September 30, 2006 was 269,100 shares at an average exercise price of $18.53/ share, including shares awarded but not vested. This compares to 682,500 unexercised option shares outstanding at the end of 3Q 2005.

Investors are cautioned that this press release may contain forward looking statements, and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 3Q 2006 will be filed with the SEC by November 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):

	3Q 2006	3Q 2005	Percent Change
Net Sales	$7,001	$7,001	-
Gross Profit	3,971	4,014	(1.1%)
Operating Income	2,736	2,038	+34.3%
Income Before Tax	3,004	2,241	+34.0%
Net Income	2,003	1,789	+12.0%
Earnings Per Share	$0.498	$.436	+14.3%
Shares Outstanding (diluted)	4,021	4,104

INCOME STATEMENT, First Nine Months (9 months ended September 30)
(in thousands except earnings per share):

	9M 2006	9M 2005	Percent Change
Net Sales	$21,398	$20,681	+3.5%
Gross Profit	12,055	11,770	+2.4%
Operating Income	7,963	7,061	+12.8%
Income Before Tax	9,216	7,731	+19.2%
Net Income	6,098	5,645	+8.0%
Earnings Per Share	$1.508	$1.338	+12.7%
Shares Outstanding (diluted)	4,045	4,219

BALANCE SHEET
(in thousands)	(unaudited) SEP 30, 2006	(unaudited) JUN 30, 2006	(audited) DEC 31, 2005	(unaudited) SEP 30, 2005
Assets
Cash & Investments	$19,854	$18,421	$17,453	$13,580
Receivables, Net	3,815	3,879	4,418	3,467
Inventories	3,379	3,323	3,305	3,117
Other Current Assets	613	661	682	923
Total Current Assets	27,661	26,284	25,858	21,087
Property & Equipment, Net	8,347	8,360	8,160	8,301
Intangible Assets, Net	7,458	7,470	7,624	7,637
Total Assets	$43,466	$42,114	$41,642	$37,025
Liabilities & Shareholders’ Equity
Total Current Liabilities	$3,231	$2,724	$3,175	$3,169
Note Payable	4,989	5,313	5,336	-
Deferred Income Taxes	190	187	274	316
Stockholders’ Equity	35,056	33,890	32,857	33,540
Total Liabilities & Shareholders’ Equity	$43,466	$42,114	$41,642	$37,025